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                                  Exhibit 99.1

                             CANADA SOUTHERN REPORTS
                             TRIAL COURT DECISION IN
                              KOTANEELEE LITIGATION


         Calgary, Alberta, Sept. 17, 2001 - Canada Southern Petroleum Ltd. [NASDAQ: CSPLF; Toronto/Boston/Pacific: CSW] today reported that the trial court in Calgary has rendered its decision in the Kotaneelee field litigation. In the litigation, Canada Southern is seeking monetary damages for the defendants' alleged breach of contractual obligations and fiduciary duties, a reduction in the carried interest account because of improper charges to the account by the defendants, and a declaration that charges for gas processing fees were improperly made by the defendants.

         o The Court held that while the defendants had an affirmative contractual obligation (but not a fiduciary obligation) to market the gas from the Kotaneelee gas field when it was possible to do so, the defendants had not breached their contractual obligation.

         o The Court also held that the defendants made improper charges to the carried interest account in the amount of Cdn. $5.297 million in connection with the repair and rebuilding of the field's dehydration facilities.

         o The Court further held that defendant Amoco Canada was not entitled to make gas processing fee charges to the carried interest account. The Company estimates that Canada Southern's share of charges made to date is approximately Cdn. $22 million.

         o The Court made no ruling on the issue of taxable costs of the litigation, saying only that "Costs may be spoken to if and when necessary".

         A Company spokesman said that the Company had not had an opportunity to review the decision in detail with counsel and would not comment on the ruling until it had the opportunity to do so.

         Statements in this release that are not historical in nature are intended to be -- and are hereby identified as -- "forward-looking statements" for purposes of the "Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Among these uncertainties are the cost, duration, and ultimate outcome of the Kotaneelee gas field litigation.

                    Contact: Ben Anderson, at (403) 269-7741